Exhibit- 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2008 relating to the financial statements of My Skin, Inc., which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

Goldman Parks Kurland Mohidin LLP

Encino, California

July 15, 2008